Exhibit 99.1


   Four Oaks Fincorp, Inc. Announces 2003 Second Quarter Results


    FOUR OAKS, N.C.--(BUSINESS WIRE)--July 21, 2003--Four Oaks Fincorp, Inc.(OTCBB: FOFN), holding company for Four Oaks Bank & Trust Company, today announced net income for the second quarter and six months ended June 30, 2003 of $618,000 and $1.2 million, a decrease of 23% from the earnings level for the second quarter and first six months of 2002. The decrease in net income is the result of declining net interest margins, increasing operating costs related to new facilities and staff, and increased additions to the provision for loan losses. Net income per share for the second quarter and first half of 2003 was $0.29 and $0.58, respectively, compared to $0.40 and $0.76, respectively, in 2002. Return on average equity and average assets for the twelve months ending June 30, 2003 of 8.10% and .81% decreased from 9.71% and .94% for the twelve months ending June 30, 2002. Dividends paid in June 2003 were $0.11 per common share compared to $0.10 per share paid in June 2002. 2003 year to date dividends per share of $0.22 increased 10% over the level for 2002.
    Total deposits grew 3% and net loans grew 10% from December 31, 2002 to June 30, 2003. Shareholders' equity increased to $32.5 million for a 5% increase over December 31, 2002. Book value per share at June 30, 2003 was $15.05 compared to $14.52 at December 31, 2002.
Shareholders' equity as a percentage of total assets remains high at 9.76%.
    With $333.3 million in total assets, Four Oaks Fincorp, Inc. through its wholly owned subsidiary, Four Oaks Bank, offers a broad range of financial services through its ten offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, and Holly Springs, North Carolina.



    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr. or Nancy S. Wise, 919-963-2177